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Exhibit 10.40

AGREEMENT AND GENERAL RELEASE

        THIS AGREEMENT AND GENERAL RELEASE (the "Release") is made and entered into as of this 12th day of February, 2007, by and between iPCS WIRELESS, INC., a Delaware corporation (the "Company"), and ALAN G. MORSE (the "Employee").

        WHEREAS, the Employee and the Company are party to an Employment Agreement, dated as of August 5, 2005 (the "Employment Agreement").

        Capitalized terms used herein but not defined herein shall have the meanings set forth in the Employment Agreement.

        FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Termination of Employment.    The Employee and the Company agree that the Employee's employment with the Company terminated without Cause effective January 24, 2007 (the "Termination Date"). The Employee further agrees that he will not hereafter seek reinstatement, recall or reemployment with the Company.

        2.    Employee's Rights and Payments Upon Termination.    The Employee's right to benefits and payments after the Termination Date and for the Continuation Period (as defined in clause (c) of Section 5 of the Employment Agreement) shall be determined in accordance with clauses (a) and (d) of Section 5 of the Employment Agreement.

        3.    Amendment of the Employment Agreement.    The Company and the Employee hereby agree that, promptly after this Release has become final and irrevocable, the Company and the Employee shall enter into an amendment to the Employment Agreement, which amendment shall be substantially in the form attached hereto as Exhibit A.

        4.    General Release.    Except with respect to the Company's obligations as described in this Release, in consideration of the amendment of the Employment Agreement described in Paragraph 3 above, the Employee, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, iPCS, Inc., iPCS Equipment, Inc., Horizon Personal Communications, Inc., Bright PCS Holdings, Inc., Bright Personal Communications Services, LLC, and their respective shareholders, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "Company Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Illinois Human Rights Act, the Ohio Civil Rights Act, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Company, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any continuing effects of his employment with the Company or termination of employment with the Company. The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Illinois.

        5.    Covenant Not to Sue.    The Employee agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 4 hereof, and further agrees that his Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, the Employee will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.

        6.    No Disparaging, Untrue Or Misleading Statements.    The Employee represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Company or its officers, directors, agents, employees or other persons acting on the Company's behalf or the Company's products or services. The Company agrees that it will use its best efforts to assure that its senior management team will not make to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Employee.

        7.    Confidential Information; Non-Competition and Non-Solicitation.    Employee agrees that he will abide by Sections 6 and 7 of the Employment Agreement.

        8.    Severability.    If any provision of this Release shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

        9.    Waiver.    A waiver by the Company of a breach of any provision of this Release by the Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

        10.    Non-Disclosure.    The Employee agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release's terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family.

        11.    Return of Company Materials.    Employee represents that he has returned all Company property and all originals and all copies, including electronic and hard copy, of all documents, within his possession at the time of the execution of this Agreement, including but not limited to Employee's laptop computer and building access cards and keys. Notwithstanding the foregoing, Employee is not required to return his Treo handset.

        12.    Representation.    Employee hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

  (a)
  this Agreement is written in a manner understood by Employee;

  (b)
  this release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

  (c)
  Employee has not waived any rights arising after the date of this Agreement;

  (d)
  Employee has received valuable consideration in exchange for the release in addition to amounts Employee is already entitled to receive; and

  (e)
  Employee has been advised to consult with an attorney prior to executing this Agreement.

        13.    Consideration and Revocation.    Employee is receiving this Agreement on January 24, 2007, and Employee shall be given twenty-one (21) days from receipt of this Agreement to consider whether to sign the Agreement. Employee agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period. Moreover, Employee shall have seven (7) days following execution to revoke this Agreement in writing to Ed Quatmann and the Agreement shall not take effect until those seven (7) days have ended.

        14.    Future Cooperation.    In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company (including without limitation the Company's lawsuits and disputes with Sprint Nextel Corporation and its affiliates), the Employee agrees to use his best efforts to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. The Company will reimburse Employee for any reasonable expenses incurred as a result of actions taken pursuant to this Paragraph 14. Nothing in this Paragraph 14 is intended to require Employee to expend an unreasonable period of time in activities required by this Paragraph.

        15.    Amendment.    This Release may not be altered, amended, or modified except in writing signed by both the Employee and the Company.

        16.    Joint Participation.    The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

        17.    Binding Effect; Assignment.    This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.

        18.    Applicable Law.    This Release shall be governed by, and construed in accordance with, the laws of the State of Illinois, and any court action commenced to enforce this Release shall have as its sole and exclusive venue the County of Cook, Illinois.

        19.    Execution of Release.    This Release may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.

        PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

        If Employee signs this Agreement less than 21 days after he receives it from the Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.

        [The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the Employee and the Company have voluntarily signed this Agreement and General Release on the date set forth above.

COMPANY:

iPCS WIRELESS, INC.

By:	/s/ Timothy M. Yager
Name:	Timothy M. Yager
Its:	President and Chief Executive Officer

EMPLOYEE:

/s/ Alan G. Morse
Name:	Alan G. Morse
Date:	2/12/07

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  Exhibit 10.40
AGREEMENT AND GENERAL RELEASE